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                             UMBRO LICENSE AGREEMENT


        THIS UMBRO LICENSE AGREEMENT (this "Agreement") is entered into as of _________________, 1998 (the "Effective Date"), by and between UMBRO INTERNATIONAL, INC., a company organized and existing under the laws of the State of South Carolina, U.S.A., having its principal office at Post Office Box 3725 Park Place, Greenville, South Carolina 29608 ("UMBRO"), and Varsity Spirit Fashions & Supplies, Inc., a company organized and existing under the laws of Minnesota, having its principal office at 900 Third Avenue, New York, NY 10022 ("Licensee"). Definitions for capitalized terms used in this Agreement and not otherwise defined are included in the Glossary attached hereto which is incorporated as part of this Agreement.

                                   Background

        UMBRO is a leading world-wide manufacturer and marketer of soccer equipment and apparel bearing the Trademarks. Licensee has the desire and capability to market and sell (and to manufacture or arrange for the manufacture of certain of) the Products bearing the Trademarks within the Territory. Therefore, UMBRO desires to grant the License to Licensee, and Licensee desires to accept such License from UMBRO, according to the terms and conditions of this Agreement.

                               W I T N E S S E T H

        The parties hereto hereby mutually agree as follows:

                                    ARTICLE 1
               Appointment; Products; Business Plans; Sponsorships

1.1 Grant of License. UMBRO hereby appoints Licensee, and grants to Licensee a License to use the Trademarks in the Territory for purposes of the manufacture, marketing and sale of all of the Products as agreed between both parties during the Term of this Agreement, all in accordance with the terms hereof and with the exclusivity set forth in Section 2.1 hereof. Licensee hereby agrees to distribute and supply the Products under the Trademarks for use in the Territory.

1.2     Products.

        1.2.1 The License granted under this Agreement is particular only to the Products.

        1.2.2     Right of First Refusal for Excepted Products.

                  If after May 31, 1999 UMBRO or any of its Affiliates desires to use any Trademark on any Excepted Product in any channel of distribution itself


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                      without entering into a license agreement or other
                      understanding with a third party to market and/or sell such product bearing any Trademark, it will give Licensee written notice of such desire and thirty (30) days to exercise its right of first refusal described below. If after May 31, 1999 UMBRO desires to grant Licensee a license to manufacture, sell, or market any Excepted Product, it will give Licensee written notice of such desire and thirty (30) days to exercise its right of first refusal. Licensee will have a right of first refusal for 30 days from receipt of any such notice to advise UMBRO in writing of Licensee's desire to license the Excepted Products in the Team Channel of Distribution. Effective immediately and automatically upon giving written notice of its desire to license such Excepted Product, such Excepted Product will be a Product under this Agreement for manufacture, sale and/or marketing by Licensee in the Team Channel of Distribution and such other channels of distribution as UMBRO shall reasonably approve, with no adjustment to the Minimum Sales, Minimum Royalty, royalty or other provisions hereof.

                  UMBRO shall deliver written notice to Licensee at such time after May 31, 1999 that UMBRO or any of its Affiliates desires to enter into a license or similar arrangement granting an Excepted Products Licensee the right to use any Trademark in connection with the sale and/or marketing of any Excepted Products in any channel of distribution, detailing the specifics of the prospective use and the terms of such proposed license or other arrangement (the "Excepted Product License Notice"). The following terms shall govern the parties' rights and obligations in this connection:

                  Licensee will have a right of first refusal for 30 days (the
                      "Exercise Period") from receipt of such Expected Products License Notice to notify UMBRO in writing that it desires to manufacture, market and/or sell such Excepted Product in the Territory in the Team Channel of Distribution upon substantially the same terms and conditions as set forth in the Excepted Products License Notice or upon such other principal business terms as Licensee shall specify in its notice to UMBRO.

                  At such time during the Exercise Period that Licensee delivers written notice to UMBRO of its desire to license such Excepted Product on substantially the same terms as set forth in the Excepted


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                      Products Notice, such Excepted Product shall be deemed a
                      Product hereunder and may be manufactured, sold and/or marketed by Licensee thereafter on such terms set forth in Licensee's notice in the Team Channel of Distribution and such other channels of distribution as UMBRO shall reasonably approve.

                  If Licensee proposes terms for such license that are not
                      substantially the same terms as set forth in the Expected Products Licensee Notice, then UMBRO shall negotiate with Licensee in good faith with respect to any term or condition that Licensee proposes. If on or before the last day of the Exercise Period UMBRO and Licensee agree upon the principal business terms of a license for such Excepted Product, then effective immediately and automatically upon such agreement, such Excepted Product will be a Product under this Agreement for manufacture, sale and/or marketing by Licensee thereafter upon such terms and conditions in the Team Channel of Distribution and such other channels of distribution as UMBRO may reasonably approve.

                  In the event Licensee does not desire to license the Excepted
                      Products or, if applicable, the parties fail to negotiate the terms of the license, despite their good faith efforts, UMBRO may proceed with its plans to license (on no more favorable terms than offered to Licensee) or market directly the Excepted Products to the Branded Channel of Distribution.

                  The following provisions shall apply to the licensing/direct marketing of Excepted Products:

                      (i) The licensee must market any Excepted Products it handles directly and may not sublicensee any Excepted Products.

                      (ii) In the event UMBRO fails to market directly or finalize a license to market the Excepted Products within 180 days of the expiration of the above 90 day period, the rights to such Excepted Products will revert to Licensee for the Team Channel of Distribution.

                      (iii) No more than one Excepted Product Licensee may be added in any given calendar year, and no more than a total of two


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                             Excepted Product Licensees may be added during the
                             Term (including any renewal Term).

                      (iv) The licensing and marketing of Excepted Products must adhere to the Standards and Marketing Policy.

                      (v) For Excepted Products, whenever introduced, Licensee will receive, until the later of December 31, 2003 or the fourth anniversary of the introduction of the Excepted Product, one (1%) percent of the higher of (a) the net sales by UMBRO or Excepted Products Licensee of Excepted Products or (b) the minimum net sales by Excepted Products Licensee of Excepted Products. After the later of the conclusion of the four year anniversary or December 31, 2003, Licensee will receive until the end of the renewal term one-half (1/2%) percent of the higher of (a) the net sales by UMBRO or Excepted Products Licensee of Excepted Products or
                             (b) the minimum net sales by Excepted Products Licensee of Excepted Products. Such receipts shall be subject to this Agreement being in effect at the time of payment of such receipts.

                      (vi) If the Excepted Products Licensee or UMBRO plans to manufacture, sell or market footwear as used on the field of play for football or baseball/softball, either as a single product or along with any number of Products or product categories, then Licensee may exercise its right of first refusal as set forth in Section 1.2.2 with respect to the football or baseball/softball footwear separately from the other Excepted Products or product categories to be manufactured, sold or marketed by the Excepted Products Licensee or UMBRO.

1.3     Business Plans.

        (a) Throughout the Term of this Agreement, UMBRO and Licensee shall confer at least twice each year in order to update and establish Licensee's business plans in a manner reasonably acceptable to UMBRO ("Business Plans"). The Business Plans shall cover strategies and activities intended to build, strengthen and protect the value and distinction of the Trademarks, as well as manage sales volume and profitability for the Products. Licensee and any sublicensees requested by UMBRO shall also participate at Licensee's discretion in the review of Strategic


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              Planning Systems, which are systems for the analysis of trademark dynamics, and UMBRO's and competitors' relative market positions, all with a view to set strategy and initiatives for the ensuing period as may be scheduled by UMBRO from time to time.

        (b) Specific areas to be addressed in the Business Plans shall generally include the matters described in Sections 3.1, 4.1, and
              4.5 hereof.

1.4     Sponsorship Agreements.

        (a) Licensee may enter into appropriate sponsorship, promotion or endorsement agreements with leagues, teams and individual players operating in the Territory (a "Licensee Sponsorship Agreement"). Licensee agrees to use reasonable efforts to cause each such Licensee Sponsorship Agreement to be wholly and exclusively assignable by Licensee to UMBRO or UMBRO's designee without fee and without the necessity of consent by the sponsor upon termination of this Agreement.

        (b) UMBRO may, exclusively at UMBRO's option, enter into sponsorship, promotion or endorsement agreements with leagues, teams or individual players operating in the Territory. If UMBRO does so, sales of Products in the Territory in connection with such agreements to the Team Channel of Distribution will be made exclusively by or through Licensee on such terms as may be agreed by Licensee and UMBRO, but in no event shall Licensee be required to sell any Product at an amount that is less than Licensee's wholesale price for such Product to similar buyers. Except as otherwise set forth in this Section 1.4, UMBRO shall not take commercially unreasonable actions with regard to the obligations listed on The Sports Marketing Financial Obligation Schedules dated April 13, 1998, a copy of which is attached hereto as Appendix B, that may adversely impact the global goodwill associated with the Trademarks.

Deborah Keller.

        For the period beginning January 1, 1999 through the end of the term of the agreement dated July 9, 1997 between UMBRO and Deborah Keller as in effect on the Effective Date ("Keller Contract"), and provided UMBRO obtains for Licensee the right to use Keller's name, likeness, signature and image to the same extent UMBRO has under the Keller Contract, and subject to the outcome of pending arbitration proceedings, Licensee will pay to Keller on behalf of UMBRO 40% of the amounts due under Sections B.1.d, 3(a) and 3(b) thereof. Notwithstanding the foregoing, Licensee will


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              not be obligated to pay any amount relating to the sale of any
              Product bearing Keller's endorsement unless such Product is sold by Licensee. In the event UMBRO is required to advance 1999 or subsequent sponsorship payments to Keller, Licensee will reimburse 40% of those advanced payments to UMBRO by making such payments to UMBRO on the same payment schedule set forth in the Keller Contract

        Furthermore, Licensee will supply Keller with up to 40% of the Core
              Category Products required to be supplied under the Keller Contract in accordance with its terms.

        In no event shall Licensee be obligated to pay (including the price of Product) in the aggregate more than US$50,000 per calendar year with respect to the Keller Contract.

        Licensee and the Primary Branded Licensee shall have the sole right to renew the Keller Contract. UMBRO shall not be a party to any renewal of the Keller Contract by Licensee and the Primary Branded Licensee.

(d)  USISL.

        For the period January 1, 1999 through December 31, 1999 and provided the consent required by Section 1.4(d)(ii) has been obtained and the USISL Contract is in effect, Licensee shall pay USISL on behalf of UMBRO the lesser of $250,000 or 40% of the amounts required to be paid, including the cost of all Product required to be supplied (including shipping) by UMBRO under Section 2.3 of the Sponsorship Agreement dated November 3, 1995 between UMBRO and USISL, renewed on January 9, 1997 and as amended on or about November 9, 1998 (the "USISL Contract"), payable at such dates set forth in Section 2.3 of the USISL Contract. UMBRO further agrees that any outstanding payable owed to USISL by UMBRO as of the Effective Date will be paid in full within eighteen months following the Effective Date. In the event such outstanding payable is not paid in full within eighteen months of the Effective Date, Licensee shall have the option to pay to USISL on UMBRO's behalf the remaining portion of such outstanding balance and offset all such amounts against royalties due to UMBRO until such amounts are repaid in full to Licensee.

        On or before December 31, 1998 UMBRO shall obtain the written consent of USISL for Licensee to use the USISL trademarks, logos and other


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              intellectual property rights to the same extent as UMBRO is granted such rights under the USISL Contract.

        UMBRO shall notify Licensee in writing promptly upon receipt of notice of any alleged breach of any provision of the USISL Contract or of alleged termination or expiration thereof.


(e)  Miami Fusion.

        Except as set forth herein, UMBRO will be responsible for cash payments and required products at cost to the Miami Fusion or MLS through the end of the agreement dated April 15, 1997, between UMBRO and MLS (the "Fusion Agreement") and will use its commercially reasonable efforts to renew the Fusion Agreement through the 2003 season.

        If the Fusion Agreement is not renewed or maintained during the Initial
              Term of this Agreement due to the cost of the Fusion Agreement exceeding $800,000 per year, then UMBRO may, at its option, sponsor another team within the MLS at a similar cost. If the Miami Fusion or such other MLS team is not sponsored by UMBRO or the cost of sponsoring the Miami Fusion or such other MLS team is less than $800,000 per year, then during each Annual Period UMBRO will fund other types of marketing support acceptable to Licensee through the Initial Term of this Agreement equal to the lesser of
              (i) 40% of the difference between $800,000 and the actual annual sponsorship cost of the Miami Fusion or such other MLS team or
              (ii) Licensee's past calendar year royalties less $80,000.

        During calendar year 1999, Licensee will advance funds and products at cost as needed to UMBRO, up to a maximum of $320,000, to satisfy UMBRO's obligations under the Fusion Agreement. These advanced funds will be repaid to Licensee in the form of a credit against royalties, due UMBRO commencing January 1, 2000 and ending when all advanced Fusion Agreement funds have been recovered. In addition, the royalty rate for calendar year 2000 as set forth in Appendix J shall be reduced by 0.6%. Notwithstanding the foregoing, if this Agreement expires or terminates prior to full recovery by Licensee, UMBRO shall pay Licensee such shortfall upon expiration or termination.

        UMBRO shall take reasonable efforts to attempt to obtain for Licensee the right to


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              use the Club Badge of the Miami Fusion or any other MLS team sponsored by UMBRO on the Products and related advertising and promotional materials in the manner allowed under the Fusion Agreement or any other agreement with an MLS team sponsored by UMBRO.

        UMBRO shall notify Licensee in writing promptly upon receipt of notice of any alleged breach of any provision of the Fusion Agreement or any renewal thereof or of any MLS sponsorship agreement or any alleged termination or expiration thereof.

1.5 Appendices. The following Appendices attached to this Agreement are hereby incorporated as part of this Agreement:

        Appendix A           List of Core Category Products
        Appendix B           Sports Marketing Obligation Schedule
        Appendix C           Form of Quarterly Report
        Appendix D           Notices and Communications
        Appendix E           Trademarks
        Appendix F           Standards
        Appendix G           Application for Authorized Manufacturer
        Appendix H           (omitted)
        Appendix I           Authorized Manufacturers
        Appendix J           Royalty Schedule
        Appendix K           Manufacturer's Authorization Agreement
        Appendix L           Approved Team Channel of Distribution Accounts


                                    ARTICLE 2
                        Exclusive Rights and Limitations

2.1     Scope of Exclusivity in Territory.

(a)     During the Term of this Agreement except as provided in Sections 1.2.2,
              2.1(c) and 12.1, UMBRO and its Affiliates will not directly and will not authorize others to sell Products in the Territory under the Trademarks or variations thereof; however, UMBRO shall have no responsibility other than stated in Section 2.1(b) as to the sale of any Products that may occur in the Territory without UMBRO's authorization.

(b)     In the event that UMBRO learns that its other licensees and/or distributors who are authorized to sell the Products in locations outside the Territory are in fact directly


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              or indirectly, selling the Products in the Territory, UMBRO shall take all action reasonably and legally available to stop such sales and to prevent the sales from recurring.

(c)     (i)   Nothing contained herein shall prohibit UMBRO and its Affiliates or other licensees from the manufacture and sourcing of Products in the Territory;

        (ii) It is acknowledged that UMBRO may sell and/or ship Core Category Products from its existing inventory through its historical channels of distribution, including but not limited to, UMBRO owned retail stores for (x) orders on hand and (y) until December 31, 1998 from its existing inventory of Core Category Products which Licensee has not purchased from UMBRO as of the execution of this Agreement (the "UMBRO Inventory Sales"). UMBRO agrees to consult with Licensee concerning UMBRO's disposition of Core Category Products in order to minimize the impact of such disposition on the image/goodwill of the Trademarks.;


        (iii) It is acknowledged that UMBRO will be entering into a license agreement with the Primary Branded Licensee for the manufacture, marketing and sale of Branded Products for the Branded Channel of Distribution (the "Branded License Agreement"). UMBRO agrees that each of the Primary Branded Licensee and Licensee may sell the other's respective products in their respective channels of distribution. Licensee acknowledges that it shall not have the exclusive right to manufacture or sell Branded Products in the Territory.

(d)     (i)   Licensee shall have the exclusive right to market and sell Core
              Category Products bearing the Trademarks in the Team Channel of Distribution in the Territory with the exceptions that the Primary
              Branded Licensee may sell Core Category Products in the Branded
              Channel of Distribution and that UMBRO may make UMBRO Inventory
              Sales under Section 2.1(c)(ii). Licensee shall also have the non-exclusive right to manufacture Core Category Products bearing the Trademarks in the Team Channel of Distribution in the Territory. If Licensee desires to sell Core Category Products to a sporting goods store which is not already approved and listed on Appendix L, then it shall request the approval of UMBRO to do so by sending UMBRO written notice of the identity of such account and providing such other information as UMBRO shall reasonably request. UMBRO may disapprove of adding such account to the Team
              Channel of Distribution in its reasonable determination. Failure by UMBRO to give written disapproval of the addition of such new account providing the reasons therefore within seven (7) days from the date of receipt of the request by UMBRO will be deemed approval.


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        (ii)  Licensee acknowledges it shall not have the right to manufacture
              International Licensed Products and must source all International Licensed Products through UMBRO, except as provided in Section 3.3(a).

        (iii) Licensee shall have the right to sub-license the manufacture, marketing and sale of certain accessory Core Category Products such as caps and socks subject to UMBRO's right to disapprove the sub-licensee for just cause.

        If Licensee desires to sublicense the manufacture, marketing or sale of any Core or Non-Core Category Products (other than accessory Core Category Products including caps and socks), it shall request the written approval of UMBRO, identifying the Product and proposed sublicense and providing such other information as UMBRO shall reasonably request. UMBRO shall have thirty (30) days to approve or disapprove such request, with the disapproval relating to Non-Core Category Products being in UMBRO's reasonable judgment. In the event UMBRO does not notify Licensee of its approval or disapproval with thirty (30) days, Licensee shall so inform UMBRO. UMBRO shall then have an additional fifteen (15) days in which to approve or disapprove such request. Failure by UMBRO to notify Licensee of its approval or disapproval with such fifteen (15) day period will be deemed an approval by UMBRO.

(e)     (i)   Licensee has the exclusive right to manufacture, market and sell
              Non-Core Category Products in all channels of distribution in the Territory. If Licensee desires to sell a Non-Core Category
              Product, Licensee shall request the Advance Approval of UMBRO to sell such Product, identifying the Product and providing such other information as UMBRO shall reasonably request. UMBRO may approve or disapprove such request in its reasonable judgment.

(f)     (i)   Licensee has the non-exclusive right to manufacture and, subject to the Primary Branded Licensee's rights set forth in Section
              2.4(b), the exclusive rights to market and sell Other Goods in all channels of distribution in the Territory. If Licensee desires to sell an Other Good, Licensee shall request the Advance Approval of UMBRO to sell such Product, identifying the Product and providing such other information as UMBRO shall reasonably request. UMBRO may approve or disapprove such request in its reasonable judgment.

        (ii) Licensee acknowledges that the terms of the Branded License as in effect on the date hereof grants the Primary Branded Licensee substantially the same rights to manufacture, sell and market Other Goods; consequently, in the event that the


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              Primary Branded License and Licensee at substantially the same time request UMBRO's consent to sell the same type of Other Goods, then UMBRO shall within 14 days after receiving such conflicting requests determine in its good faith business judgment whether Licensee or the Primary Branded Licensee shall have the exclusive license for such Other Goods.

        (iii) If Licensee desires to sublicense the manufacture, marketing or sale of any Other Goods, it shall request the written approval of UMBRO, identifying the Product and proposed sublicensee and providing such other information as UMBRO shall reasonably request. In the exercise of its reasonable business judgment, UMBRO may approve or disapprove such request and will provide the reasons, if any, for disapproval in writing. Failure by UMBRO to give written disapproval of such request within seven (7) days from the date of submission will be deemed approval.

        (iv) If Licensee sublicenses its rights to sell an Other Good, then Licensee shall pay the Primary Branded Licensee 60% of the royalties received from such sublicensee, net of any amounts due to UMBRO hereunder, expenses of Licensee attributable to such sublicense and any fees and expenses required to be paid by Licensee to any third party licensing agent with respect to such sublicense. Licensee shall remit such payments at such times as royalties are paid to UMBRO with respect to Net Sales by such sublicensee.

2.2 Limitations on Actions Outside Territory. Licensee agrees not to do any of the following during the Term of this Agreement without UMBRO's prior written consent:

        (a) advertise the Products outside the Territory, or canvass or solicit orders for the Products outside the Territory other than as permitted under Section 13.18;

        (b) open sales outlets or distribution depots for the resale of the Products outside the Territory;

        (c) otherwise dispose of the Products or supply the Products to anyone (inside or outside the Territory) who Licensee knows or should know intends to resell or distribute the Products outside the Territory except to other licensees and distributors authorized by UMBRO to sell the Products in the locations to which such Products are destined; or

        (d) invoice, supply or otherwise dispose of Products to anyone outside the Territory other than UMBRO or, with UMBRO's written consent, UMBRO's Affiliates.


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2.3     Branded License Agreement.

        (a) In the event the Branded License Agreement is terminated or expires without renewal for any reason during the Initial Term or the renewal Term of this Agreement, UMBRO agrees to give Licensee written notice of any such termination. Licensee will then have the right to assume responsibility for the Branded License Agreement at its option by giving written notice to UMBRO and taking over the Primary Branded Licensee's rights and obligations within thirty (30) days of receipt of such notice from UMBRO. Licensee's assumption of the Branded License Agreement shall be on the following terms:

              (i) If the Primary Branded Licensee termination occurs with no outstanding monetary obligations of the Primary Branded Licensee to UMBRO, or if Licensee elects to make all payments due under the Branded License, then Licensee may assume the Branded License under the same terms and conditions as held by the Primary Branded Licensee.

              If the Primary Branded Licensee has not paid all amounts due under the Branded License and Licensee elects not to make these payments, then Licensee may assume the Branded License on the same terms and conditions as held by the Primary Branded Licensee, but at a flat 8% royalty rate during the remainder of the initial Branded License term and at the "prevailing UMBRO worldwide license rate" if the license assumption occurs during the Branded License renewal term.

        (b) UMBRO shall promptly notify Licensee in writing upon receipt of notice that the Branded Licensee seeks to assign, sell, dispose of or otherwise transfer or has so transferred the Branded License. Licensee shall have the right to disapprove in writing all such transactions. Licensee shall use its commercially reasonable judgment in exercising this right. With regard to the successor of the initial Primary Branded Licensee, Licensee shall not be deemed unreasonable if it fails to approve such Primary Branded Licensee that does not agree in a writing acceptable to Licensee to make the Joint Marketing Fund Allocation payments referenced in section 5.4.



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                                    ARTICLE 3
                        General Undertakings of Licensee

3.1     Best Efforts.

(a)     Licensee agrees to use its best efforts to promote and increase the sale of the Products throughout the Territory under the Trademarks.

(b)     Licensee shall maintain sufficient staff, including a sales force of sufficient size, to distribute, sell and promote the sale of the Products throughout the Territory under the Trademarks. Such a staff shall include a sales manager (who may also have other duties) whose responsibilities shall include controlling the distribution of the Products and ensuring that the Products are distributed only to purchasers whose image and reputation are in keeping with UMBRO's image and the Marketing Policy. UMBRO agrees that the purchasers listed on Appendix L are in compliance with UMBRO's image and Marketing Policy.

(c)     Licensee agrees to use its best efforts to ensure that the Products are not distributed by unsuitable dealers. The criteria for determining the suitability of a dealer are set forth in the Brand and Product Marketing Manual, which has been delivered to Licensee either prior to or contemporaneously with the execution of this Agreement.

(d)     Licensee will ensure that all of its activities hereunder conform in all material respects with all applicable legislation, rules, regulations and statutory requirements in relation to its activities hereunder.

(e)     Licensee shall, in its good faith reasonable judgment, maintain sufficient inventory of Products to satisfy market needs and will report to UMBRO on a regular basis as requested by UMBRO concerning Licensee's inventory levels and movements in inventory.

(f)     Licensee shall ensure that each invoice for Products as sold hereunder will reflect the full cost of delivery, if any, charged to the customer with regard to such Products, and Licensee shall not charge its customer any additional amount not reflected on the invoice.

(g)     Licensee shall use all reasonable means to offer and maintain the supply of Products to UMBRO and all its licensees and distributors if requested to do so by UMBRO with due regard for Licensee's production capacity, lead times, Territory Product requirements, minimum order requirements, inventory levels and other similar factors.



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3.2     Competing Lines.

        Except as set forth in Section 3.2(b), Licensee and its Affiliates agree during the Term of this Agreement not to manufacture, market, distribute and/or sell any other line of competitive apparel, footwear or accessories for or to the same channels of distribution as the Products sold by Licensee in accordance with this Agreement. Apparel, footwear or accessories handled by Licensee shall be deemed to be competitive with the Products only if such goods are intended to be used mainly for on-the-field soccer participation or if such goods are directly or indirectly sold by Licensee in marketing channels that cater primarily to soccer and meet the criteria set forth in the Brand and Product Marketing Manual for an UMBRO account.

        Licensee and its Affiliates agree not to sell any apparel, footwear or accessories which are competitive with the Products to the extent set forth in Section 3.2(a). Nonetheless, UMBRO acknowledges that Licensee and its Affiliates have granted third parties broad license rights to manufacture, sell and/or market apparel, footwear, equipment and accessories that bear trademarks and designs other than the Trademarks and may be used for on-the-field participation in soccer. Such products are not deemed to be competitive products and may continue to be manufactured, marketed and/or sold by licensees of Licensee and its Affiliates. In addition, UMBRO acknowledges that Licensee and its Affiliates manufacture, market and/or sell through a direct sales force practice wear (including without limitation, tee shirts, shorts, sweats, etc.) bearing trademarks other than the Trademarks which may be used for on-the-field participation in soccer. Such products are not deemed to be competitive products and may continue to be manufactured, sold and/or marketed by Licensee or its Affiliates so long as such products are sold by the direct sales force of Licensee and its Affiliates to schools and so long as the Core Category Products sold to the Team Channel of Distribution are sold through sales representatives and not by such sales force.

        Notwithstanding Sections 3.2(a) or (b) or any other provision herein, Licensee shall not be permitted to manufacture, market or sell any products designed by UMBRO or its Affiliates or designed by Licensee for use as a Product herein, without such product bearing one or more of the Trademarks.

3.3     Sourcing of Products.

        (a)   Licensee shall not carry, market or sell Products other than those
              (i) purchased from UMBRO or its Affiliates, (ii) manufactured by Licensee or its Affiliates (unless such manufacture is prohibited under the terms of this Agreement) (inside or outside the Territory), or (iii) manufactured by an Authorized Manufacturer (if permitted hereunder) upon terms and conditions agreed to between Licensee and Authorized Manufacturer and consistent with the Manufacturer's Authorization Agreement. Licensee may not manufacture and may not source International Licensed Products, except for International Licensed Products bearing the Miami Fusion Club Badge, or the Club Badge of any MLS team subsequently sponsored by UMBRO, if any, from anyone other than UMBRO.

        (b) Supply, delivery, price and payment terms with respect to Products purchased from UMBRO will be based upon UMBRO's standard terms and conditions at the time of order information. Other than for confirmed orders, Licensee agrees that UMBRO reserves the right upon 30 day written notice in its absolute discretion to vary up or down any price to be charged by UMBRO on any purchases thereafter. In addition, other than for confirmed orders, Licensee agrees that UMBRO is authorized to apportion Product among UMBRO, its Affiliates, Licensee, and other licensees and distributors in UMBRO's sole discretion.

        (c) Under the terms of Article 7, Licensee and its Affiliates are authorized to manufacture Products or, subject to UMBRO's approval, designate Authorized Manufacturers for the manufacture of Products.

        (d) An intentional and knowing material violation by Licensee of any of the sourcing requirements contained in this Section 3.3 or Sections 7.1, 7.3 and 7.5 shall result in a material breach of this Agreement without the opportunity or right to cure pursuant to Section 11.2(g) hereof. In this Section 3.3(d), "material" shall mean a violation that, in UMBRO's reasonable good faith judgment, undermines the purpose of the Authorized Manufacturer designation by preventing UMBRO, among other things, from controlling the source of manufacturing, the quality of manufacturing, the goodwill of the Trademarks or UMBRO's reputation in the global marketplace.

        (e) In all purchases of Products from Licensee by UMBRO, Licensee's standard conditions of purchase as may prevail from time to time shall apply and each such order shall constitute a separate and distinct contract of purchase.

        (f) UMBRO agrees that Licensee reserves the right upon thirty (30) days written notice in its absolute discretion to vary up or down any price to be charged by Licensee on any purchase thereafter by UMBRO.

3.4 Committees. UMBRO may, subject to Licensee's approval, appoint Licensee from time to time as a member of various committees or teams related to the Products or this Agreement. In that event, Licensee will through suitable personnel attend a reasonable number of the meetings at times and places selected by UMBRO upon at least 14 days' written notice to Licensee. Licensee shall pay the cost of its participation in such meetings.


                                    ARTICLE 4
                             Marketing; Sales Budget

4.1     Marketing Policy.

        (a) Licensee shall market, promote and sell the Products in accordance with the material and applicable policies and guidelines set forth in the Marketing Policy. Licensee acknowledges its receipt of UMBRO's current Brand and Product Marketing Manual prior to or contemporaneously with the execution of this Agreement. UMBRO reserves the right to make reasonable modifications to the Marketing Policy from time to time and shall provide Licensee with any modifications to the Brand and Product Marketing Manual, provided any such addition to or modification of the Marketing Policy will be consistent with UMBRO's global marketing policy and no change to the Marketing Policy will be primarily applicable only in the Territory so that it adversely impacts the rights and obligations of Licensee under this Agreement as of the date of the change in the Marketing Policy.

        (b) UMBRO Products will be sold and distributed by Licensee and its sublicensees, distributors and wholesalers so as to present an image of quality and value, consistent with merchandise priced in the middle-to-upper range among competitive brands in the market. Bargain sales and non-customary discount retail practices will be avoided although a reasonable number of such sales may be made to dispose of overstocks, unpopular styles, seconds, out of season merchandise or incomplete stock in accordance with general industry practice.

        (c) There will be joint consultation by both parties on the implementation of the Marketing Policy in the Territory.

4.2 Wholesalers. Licensee may sell the Products to wholesalers for resale in the Territory provided that Licensee selects and manages such wholesalers so that they operate in accordance with the Marketing Policy.

4.3 Sales Budget. Licensee shall submit to UMBRO on or before October15 of each Annual Period a schedule in such form as UMBRO may from time to time by notice to Licensee reasonably require, showing in detail and by product category the projected sales of the Products hereunder for the following Annual Period (the "Sales Budget"). In addition, Licensee shall submit to UMBRO on or before April 15 of each Annual Period a Sales Budget for the remainder of such Annual Period. Licensee shall promptly give notice to UMBRO of any changes in circumstances which may materially affect the information provided in any such schedule.

4.4 Other Sales Information. Licensee shall within thirty (30) days after the end of each Quarter provide UMBRO with a completed Quarterly Report and within fifteen (15) days after the end of each month provide UMBRO with a completed Monthly Report.

4.5 Product Catalog. Licensee shall prepare and submit to UMBRO for UMBRO's approval Product catalogs in order to support the sale of Products.


                                    ARTICLE 5
                            Advertising and Promotion

5.1     A&P Expenditure.

        (a) Licensee shall be responsible for arranging and conducting Advertising & Promotion ("A&P") in the Territory. During each Annual Period, including its commitments under Section 1.4 and 5.1(d), Licensee shall expend at least three (3%) percent of the greater of (i) Licensee's Annual Net Sales for the preceding Annual Period, or (ii) the Annual Net Sales which would need to be achieved in the current Annual Period in order to generate the Minimum Royalty. This amount shall constitute the "A&P Budget".

        (b) The A&P Budget shall be spent in connection with catalogs, public relations activities, trade shows, sales conferences, exhibitions, point of sale promotions, advertising displays, media advertising (including co-op advertising expenditures), promotional samples, sponsorships and other similar advertising and promotional activities to promote the UMBRO brand. Production costs in connection with the preparation of the foregoing materials shall also be allowable expenditures.

        (c) Amounts spent as part of the A&P Budget shall consist of actual costs of catalogs, public relations activities, trade shows, sales conferences, exhibitions, point of sale promotions, advertising displays, media advertising (including co-op advertising expenditures), promotional samples, sponsorships and other similar advertising and promotional activities to promote the UMBRO brand (but excluding sales meetings, sales commissions, discounts and rebates).

        (d) For calendar year 1999, Licensee agrees to pay, after receipt of invoices, one-third (1/3) of the Super Show costs up to $150,000 for exhibition space, set-up, rentals, storage and other direct costs (collectively, the "Direct Costs") and UMBRO agrees to pay a like amount. Licensee will pay its one-third (1/3) share as funds are disbursed by UMBRO for the 1999 Super Show and will reimburse on the Effective Date one-third (1/3) of the amounts already advanced by UMBRO for the 1999 Super show. Thereafter, Licensee will consult with UMBRO and any other U.S. licensees to determine the annual Super Show expense with UMBRO to be responsible for, but in no event shall Licensee's expense be greater than one-third (1/3) of the Direct Costs. Licensee and UMBRO agree to share equally with the Primary Branded Licensee any contribution made to the Direct Costs by any other U.S. licensees. UMBRO, Licensee and the Primary Branded Licensee agree to explore opportunities to reduce their respective Direct Costs with respect to future Super Shows. In addition, prior to the 1999 Super Show, UMBRO shall supply Licensee with UMBRO's Super Show materials (banners, display cases, etc....) on hand.

5.2     Advance Approval of Advertising.

        (a) Licensee shall submit in written or printed form to UMBRO, for UMBRO's Advance Approval, all advertising, packaging and other promotional material, while still in the conceptual stages and before such material is used, circulated or displayed. Licensee shall take reasonable steps to assure that advertising material is used (by customers and others) only as approved by UMBRO and only in accordance with applicable laws and regulations.

        (b) In the event Licensee offers a cooperative advertising program and if requested by UMBRO, Licensee shall submit to UMBRO suitable evidence (such as "tear sheets") to prove that cooperative advertising material is properly used. If Licensee's publicity results in any publication or broadcast of the Trademarks, Licensee shall ensure that the publication or broadcast presents the Trademarks in an appropriate manner and in accordance with applicable Standards.

5.3 Prizes, Contests, etc. Licensee may not use the Products as prizes or in connection with any contest other than an athletic contest without the prior written approval of UMBRO. Licensee may not use the Products in any sweepstakes, lotteries, or games of chance or as an incentive to purchase any goods or services, except that, upon prior written approval from UMBRO, the Products may be used in the promotion of, or as an incentive in, the sale of other Products.

5.4     Joint Marketing Budget.

        UMBRO and its Affiliates agree that any Branded License other than the Branded License with Signal Apparel Company, Inc. shall require the Primary Branded Licensee to pay the Joint Marketing Fund Allocation at such times as Licensee and such other licensees shall agree to be spent promoting the Trademarks and Products in such a manner as agreed to by Licensee and such other licensees.

        (b) In the Event that Licensee and any Primary Branded Licensees other than Signal Apparel Company, Inc. cannot agree on the manner in which to spend the Joint Marketing Fund Allocation, UMBRO shall in writing make such determination by exercising its reasonable business judgment within 14 days after notice from Licensee of such failure to agree.

5.5 UMBRO Marketing Support. UMBRO and its Affiliates agree to provide leadership for design, Product supply, and marketing direction for the Trademarks and for the benefit of Licensee in the Territory.


                                    ARTICLE 6
                                Use of Trademarks

6.1 Use on Products. All Products Licensee carries, markets or sells shall include and display the appropriate Trademarks (printed directly on Products, and on labels and packaging), in the manner directed by UMBRO.

6.2 Use for Marketing and Distribution. Licensee may use and display the Trademarks during the Term of this Agreement on signs, letterheads, packaging materials, and other advertising materials created for purposes of marketing and distributing the Products.

6.3 Standards. All use and display of the Trademarks by Licensee must be in conformity with applicable Standards.

6.4 Right to Review and Approve Usage. At UMBRO's request, Licensee shall permit UMBRO to examine Licensee's manufacturing, marketing, and distribution facilities during normal business hours and practices in order to verify Licensee's conformity with applicable Standards. In addition, at UMBRO's request, Licensee shall provide UMBRO with samples, photographs or copies of the use of the Trademarks in connection with the Products or on signs, letterheads, packaging materials, or other advertising materials in order to verify Licensee's conformity with applicable Standards. In the event that UMBRO determines that Licensee's use of the Trademarks does not satisfy applicable Standards, Licensee shall immediately, at UMBRO's request, take all steps necessary or appropriate to ensure that such Standards are met.

6.5     Prohibited Actions.

        (a) No goods or materials that Licensee carries, markets or sells may include or display the Trademarks (in printed form on the Products, or on labels or packaging), except as authorized by this Agreement in connection with the advertising, sale and distribution of the Products.

        (b) Licensee shall not engage in any practice or activity likely to mislead potential purchasers or customers into believing that an item is one of the Products when in fact it is not. Licensee agrees not to use, or authorize others to use, the Trademarks in any way that disparages the Trademarks or the Products, or otherwise diminishes the stature or image of quality of the Trademarks and the Products among the public.

        (c) Licensee shall not use the name "UMBRO" or any of the Trademarks as part of Licensee's corporate, business or trading name or style, except with UMBRO's prior written consent and in conjunction with appropriate language indicating Licensee is a licensee of UMBRO. UMBRO acknowledges that Licensee intends to utilize the tradename "Umbro America" and consents to such use subject to the terms and conditions of this Agreement. During the Term, UMBRO shall not grant the right to use a tradename containing the word "Umbro" to any party for the purpose of offering goods or services to the Teamwear Channel of Distribution in the Territory other than Licensee.

        (d) In the event Licensee wishes to identify itself, then Licensee shall only identify itself on the packaging of those Products it has manufactured solely as UMBRO's licensed manufacturer of such Products.

        (e) Except as otherwise agreed in writing with UMBRO, in no event shall Licensee deviate in any manner in its use of any Trademark from the form of that Trademark detailed in Appendix E.

6.6     Use of Trademarks in Manufacturing.

(a)     In connection with the manufacture of the Products, Licensee may apply the Trademarks to the Products or their packaging by means of labels, hang tags, embroidery, imprints or otherwise, provided that the use and presentation of the Trademarks is approved by UMBRO in each instance.

(b)     Licensee may not apply the Trademarks to any item manufactured by
              Licensee or its contractors unless the item is a Product, or packaging for Products or advertising and promotional materials approved by UMBRO under Section 5.2.


                                    ARTICLE 7
                                  Manufacturing

7.1 Right to Manufacture. During the Term of this Agreement Licensee and its Affiliates are authorized to manufacture Products (other than those International Licensed Products excluded in Section 3.3), either in their own factories, using their own vendors existing as of the Effective Date or using Authorized Manufacturers. Vendors which are approved as of the Effective Date shall remain approved until January 31, 1999. Licensee will submit to UMBRO on or before November 30, 1998 a request to designate such vendors as Authorized Manufacturers. Such vendors will be deemed Authorized Manufacturers unless UMBRO, in the exercise of its reasonable discretion, informs Licensee in writing on or before December 31, 1998 that such vendor will not be designated as an Authorized Manufacturer. In the event UMBRO provides such notice to Licensee, the such vendor's authorization will expire on January 31, 1999. Such manufacturing is not limited to the Territory. All manufacturing of Products by Licensee and by all Authorized Manufacturers shall be solely for purposes of distribution and resale of all resulting Products by Licensee pursuant to this Agreement and/or by other licensees or distributors approved by UMBRO.

        (a) In respect of any technical Product (i.e. any Product for the sport of soccer which UMBRO considers in its good faith and reasonable judgment to be technically innovative in that it contains unique features, construction and/or fabrications not found in competitive soccer products or any Product incorporating an UMBRO owned patent ) which UMBRO has designed and developed, UMBRO reserves the right to nominate an official manufacturer and, Licensee shall not be entitled to manufacture such Product or source such Product from any other manufacturer or

              Authorized Manufacturer. UMBRO reserves the right to designate, or to remove from such designation, Products which must be sourced in this manner, from time to time. In the event UMBRO, in its sole discretion, authorizes Licensee to manufacture such Product described in this Section 7.1(a), UMBRO and Licensee shall enter into a royalty-free patent license, if necessary, for the manufacture, sale and use of such patented technology on terms to be agreed at the time of entering into the patent license; and/or

        (b) In respect of any Product for which sales samples have been supplied to Licensee by UMBRO, Licensee may only order bulk supplies of such Products, from the manufacturer of such sales sample. For Products which UMBRO has designed and Licensee has the right to manufacture, in the event that Licensee does not order sales samples through UMBRO but reasonably wishes to order sales samples and bulk supplies of such Products from its own sources, Umbro will provide Licensee with necessary Product data to enable Licensee to procure the manufacture of such Product pursuant to the terms of this Agreement.

7.2 Use of Authorization Statement. Whenever the Trademarks are used on or with a Product an Authorization Statement will be included with the Product, wherever aesthetically possible.

7.3 Advance Approval of Product Design. Prior to production and offering for sale of any Products which are to be manufactured by Licensee or any Authorized Manufacturer acting for Licensee, Licensee shall obtain Advance Approval from UMBRO, such approval not to be unreasonably withheld, with respect to proposed product design, materials, color palate, "themes", and Trademark usage. Request for Advance Approval shall be in the form of a full color line drawing or photograph with product specifications as appropriate. The production runs of each of the approved designs shall be in accordance with approved line drawings and specifications in all material respects.

7.4 Advance Approval of First Run Production Samples. Upon the introduction of a new Product by Licensee or upon Licensee's first time use of a new Authorized Manufacturer for any Product, Licensee shall submit to UMBRO first run production samples of each Product manufactured by Licensee or any Authorized Manufacturer acting for Licensee, together with a request for Advance Approval of the samples based on applicable Standards. At the time of submission, Licensee shall indicate any known deviation from such Standards, it being agreed that minor variations from the Standards in a previously approved Product or sample made to customize apparel to identify that team do not constitute "Deviations" from Standards. Production runs shall not be carried on except based on first run samples which have received Advance Approval.

7.5 Use of Authorized Manufacturer. In the event that Licensee desires to use either its own facilities or an outside contractor to manufacture the Products, then the Licensee's facilities or the contractor as the case may be must first be approved as an Authorized Manufacturer by UMBRO. A form of an application for approval of a contractor or Licensee as an Authorized Manufacturer is attached hereto as Appendix G. No contractor may use or otherwise deal with any of the Trademarks, unless the contractor is an Authorized Manufacturer. If Licensee wishes to manufacture Products in its own facilities, Licensee shall provide UMBRO with the same information described below with regard to an outside contractor. If a contractor that Licensee desires to use is not already qualified as an Authorized Manufacturer, Licensee shall notify UMBRO by giving UMBRO the (1) name and location of the contractor, (2) if possible, relevant details concerning the contractor's ownership and operation, (3) a description of the Products to be manufactured, (4) if possible, the contractor's capacity and number of operatives, (5) the price and terms of the agreement between Licensee and contractor, including the intended duration of the manufacturing contract, and (6) such other information as UMBRO may reasonably require. UMBRO will approve Licensee's proposal within twenty (20) days after UMBRO receives such information, or else provide detailed explanations for its disapproval of the proposal. Licensee shall not, in any circumstances, have the right to use the proposed contractor during the aforementioned twenty (20) day approval period unless and until such approval has been given. In accordance with the definition of Authorized Manufacturer contained in the Glossary of this Agreement, UMBRO shall have the right to de-authorize an Authorized Manufacturer; provided, however, Licensee and its Affiliates shall not be de-authorized by UMBRO unless the Products as manufactured by Licensee or its Affiliates fail to meet the Standards.

7.6 Standards. Licensee shall ensure that it will and will ensure that any Authorized Manufacturer acting for it will, comply with all applicable Standards in all material respects.

7.7 Licensee's Responsibility for Authorized Manufacturer's Actions. In connection with any business done between Licensee and the Authorized Manufacturer that will manufacture Products, Licensee shall be responsible for ensuring the Authorized Manufacturer's performance of all applicable terms of any Manufacturing Authorization Agreement which UMBRO may require the Authorized Manufacturer to enter into as a condition to qualifying as an Authorized Manufacturer. UMBRO will promptly notify Licensee of the termination of any Authorized Manufacturer's authorization which UMBRO requires Licensee to use pursuant to Section 7.1(a) and Appendix A. Licensee shall not be responsible for any actions of such terminated Authorized Manufacturer which occur between the termination of such Authorized Manufacturer and Licensee's receipt of the notice of termination from UMBRO.

7.8 UMBRO Sourcing from Authorized Manufacturer. Where UMBRO notifies Licensee of its desire to purchase any Product from any Authorized Manufacturer other than Licensee for markets other than the Territory, Licensee shall reasonably cooperate with UMBRO in this regard.

                                    ARTICLE 8
                    Ownership and Registration of Trademarks

8.1 Ownership of Trademarks by UMBRO. UMBRO represents and warrants its Affiliate, Umbro Trademark, Inc. ("Umbro Trademark") is the owner of the Trademarks in the Territory and that Umbro Trademark has granted UMBRO an exclusive license to use and/or sublicense others to use the Trademarks in the Territory as set forth in this Agreement. Licensee hereby acknowledges that:

             (a) UMBRO's Affiliate, Umbro Trademark, is the owner of the Trademarks in the Territory and any goodwill related thereto that derives from or is based on the marketing and distribution of the Products or the use or display of the Trademarks in the Territory; that Umbro Trademark has granted UMBRO an exclusive license to use and/or sublicense others to use the Trademarks in the Territory as set forth in this Agreement; and that UMBRO has agreed to maintain, or assist Umbro Trademark to maintain, the Trademarks in the Territory during the Term;

             (b) that Licensee, by reason of this Agreement, does not acquire any right, title, interest or other claim of ownership to the Trademarks, other than the License on the terms and conditions obtained by Licensee hereunder;

             (c) all rights not expressly granted by UMBRO to Licensee hereunder are reserved and retained by UMBRO; and

             (d) any rights granted to the Licensee hereunder shall immediately extinguish upon the expiration or termination of this Agreement, for whatever reason.

8.2          Licensee's Assistance.

             (a) Licensee agrees to cooperate with UMBRO, at UMBRO's request and expense, with respect to the protection and enforcement of the Trademarks in the Territory, including through the registration of the Trademarks in UMBRO's name.

             (b) Licensee agrees not to contest or challenge the validity of the Trademarks, any registrations of the Trademarks in UMBRO's name, or the ownership of the Trademarks by UMBRO.

             (c) Licensee agrees to assist UMBRO in the registration and maintenance of the Trademarks in the Territory in the name of UMBRO or its Affiliates (as UMBRO may designate), but Licensee shall not be required to share the cost of such registration. Any secondary trademarks and designs employed or adopted by Licensee in connection with the Products or in combination with the Trademarks shall, together with any goodwill related thereto, be assigned to UMBRO.

             (d) Licensee shall follow UMBRO's reasonable instructions with respect to actions UMBRO may deem necessary or desirable to perfect registration and protection (and to alter any such registration as necessary upon termination of this Agreement or otherwise) in the Territory of the Trademarks and the exclusivity of their use, in the name of UMBRO, including the registration of registered user agreements as necessary or desirable under laws applicable in the Territory, provided that registered user agreements may be registered under the names of both UMBRO and Licensee as required by UMBRO. Subject to the foregoing, UMBRO shall have final responsibility for the validity, registration and enforcement of the Trademarks in the Territory.

8.3 Notices and Legends. Licensee agrees to affix to any materials bearing the Trademarks (including labels, packaging, advertising and promotional materials) any statutory notices or legends reasonably required by UMBRO, in advance of production of such Products.

8.4          Trademark Registrations.

             UMBRO, at Licensee's commercially reasonable request, shall use its best efforts to pursue registration with the United States Patent and Trademark Office, in the name of Umbro Trademark, Inc. or other appropriate Affiliate, at UMBRO's cost, of additional trademarks which Licensee reasonably believes to be necessary for the marketing and sale of Products under this Agreement. Licensee agrees to cooperate with UMBRO in the prosecution of such trademark applications and to supply UMBRO, free of charge, with sufficient samples as may be required for the filing of such trademark applications.

                (b) UMBRO shall cooperate with Licensee to ensure the proper filings are made with U.S. Customs so as to provide for Licensee to be recorded as an authorized importer of UMBRO.

                                    ARTICLE 9
                           Infringement of Trademarks

9.1 Notice of Infringement and Notice of Modification. Licensee shall promptly notify UMBRO in the event that Licensee obtains knowledge of any unauthorized use of, or unauthorized plans to use, any of the Trademarks. Licensee shall also promptly notify UMBRO in the event Licensee obtains knowledge of any allegation that any of the Trademarks is invalid or claimed to be owned by others, or that the use of the Trademarks or the manufacturing, marketing or distribution of the Products authorized by this Agreement infringes or violates any rights of any other person.

9.2          Legal Proceedings.

             (a) UMBRO shall be solely entitled to determine and carry out, in its discretion, the course of action, if any, that may be appropriate for responding to instances of infringement of the Trademarks or violations of UMBRO's or Licensee's rights with respect to the Products, and UMBRO shall have no obligation to Licensee regarding UMBRO's decision whether to take action or regarding any course of action UMBRO may choose to take, provided that UMBRO shall exercise sound judgment and take all reasonable care to protect and defend its rights in the Trademarks in the Territory and the exclusive rights granted to Licensee under this Agreement.


             (b) If Licensee believes that additional or different action should be taken against infringement occurring in the Territory, then Licensee may so notify UMBRO in writing and, if UMBRO so elects in UMBRO's sole discretion, Licensee may take action itself, at Licensee's own expense. If Licensee takes action under such circumstances, UMBRO may elect at any time to resume responsibility, at UMBRO's expense, for carrying out or disposing of such action. Licensee shall keep UMBRO reasonably and timely informed of any action it takes hereunder and shall further provide UMBRO with such specific information as UMBRO may require. Licensee shall be entitled to retain any damages and other monetary relief obtained pursuant to any judgment or settlement relating to such legal proceedings initiated by Licensee pursuant to this Section 9.2(b).

9.3 Cooperation. At UMBRO's request, Licensee shall cooperate fully with UMBRO (including by being named as a complainant or co-complainant) in any action, claim or proceedings brought or threatened in respect of the Trademarks or the Products in the

             Territory. If Licensee recovers money in such action, Licensee agrees to pay to UMBRO, and hereby waives all claims to, all damages or other monetary relief recovered in such action by reason of a judgment or settlement, up to the total damages and costs incurred by UMBRO with respect to all legal actions theretofore taken by UMBRO in the Territory during the Term of this Agreement with the remaining monetary relief deemed to be "Excess Proceeds". Licensee shall be entitled to receive or retain Excess Proceeds, but to the extent such Excess Proceeds exceed any damages or costs incurred by Licensee, shall pay a royalty to UMBRO on such Excess Proceeds as though they were Net Sales in the Annual Period received.


                                   ARTICLE 10
                       Royalties; Payments; Record Keeping

10.1 Royalty Payments and Rates. Licensee shall pay UMBRO a royalty calculated on the Net Sales of all invoiced sales of the Products by Licensee (and on any excess proceeds referred to in Section 9.3). In addition to the standard royalty, International Licensed Products shall have an additional separate royalty rate as set forth in Appendix C which rate may be varied upon six (6) months notice by UMBRO to Licensee. The royalty rate for Products is indicated in Appendix J hereto.

             If Licensee purchases Products from Authorized Manufacturers, royalties are payable by Licensee and not by the Authorized Manufacturers with respect to the Net Sales on Licensee's resale of those Products.

10.2 Calculation and Payment of Royalties. Royalties shall be calculated based on Net Sales occurring during each Quarter (or portion thereof). The royalties calculated for each Quarter shall be paid by Licensee within thirty (30) days following the end of that Quarter.

10.3         Minimum Royalties.

             (a)      Licensee shall pay UMBRO royalties pursuant to Articles
                      10.1 and 10.2 for each Annual Period at least equal to the Minimum Royalty as set out in Appendix J. Within fourteen days of receipt of the fourth Quarterly Report of each Annual Period, UMBRO shall calculate the total royalties paid by Licensee to UMBRO in respect of such Annual Period and notify Licensee whether or not Licensee has satisfied the Minimum Royalty for such Annual Period, and if not, the extent of the shortfall. In calculating whether or not the Minimum Royalty has been met, royalties paid to UMBRO for International Licensed Products or any Excess Proceeds referred to in Section 9.3 shall not be taken into account. If the Minimum

                      Royalty is not met by Licensee in the Annual Period, then Licensee shall forthwith pay a sum equal to such shortfall to UMBRO.

             (b) In the event that this Agreement terminates during an Annual Period, the Minimum Royalty shall be prorated for the portion of the Annual Period during which this Agreement was in effect.

             (c) Royalty amounts actually paid by Licensee in excess of the Minimum Royalty as to one Annual Period may not be credited towards Licensee's Minimum Royalty obligations in the preceding or following Annual Period(s).

10.4         Quarterly Report; Business Records.

             (a) Licensee shall provide UMBRO within fifteen (15) days after the end of each month during the term, a Monthly Report containing the information set out in Appendix C,
                      Part 1, signed by a responsible official of Licensee, and if there were no invoiced sales of Products, a statement to that effect.

             (b) Licensee shall provide UMBRO within thirty (30) days after the end of each Quarter, a Quarterly Report containing such information in the format shown in Appendix C, Part 2, signed by a responsible official of Licensee and accompanied by payment due, if any. If no invoiced sales of Products are made by licensee during the relevant period, a report stating that fact shall be provided.

             (c) Licensee shall keep full and accurate records showing the number, Net Sales, date of shipment or other transfer of all Products shipped or otherwise transferred by Licensee, and records of purchase and manufacture and Licensee warrants the Monthly Reports and Quarterly Reports produced pursuant to Section 10.4(a) and (b) are accurate.

10.5 Audit Rights. During the Term of this Agreement and for a period of two (2) years after the termination of this Agreement, Licensee shall permit UMBRO's representatives to have access, after written notice to Licensee at least two (2) days prior to such audit, at all reasonable times during normal business hours, subject to the confidentiality provisions of Section 13.9 hereof, to Licensee's business records relating to this Agreement for purposes of verifying the royalties paid or payable to UMBRO, verifying information provided to UMBRO by Licensee, and/or obtaining any other information relevant to the parties' respective rights and obligations under this Agreement. Licensee acknowledges that this type of audit is part of standard business practice and that Licensee shall be audited pursuant to this Section 10.5 at least once during the Term of this Agreement. Licensee shall cooperate with respect to the determination of the amount of royalties due for the period examined, gross and net sales (including itemized deductions), promotional spending (measured media, point of sale, free goods, promotions), reduced margins goods and current inventory levels. The cost of the audit by UMBRO's representatives shall be borne by UMBRO unless a deficiency in royalties is found to exceed by five percent (5%) or more the royalties previously paid by Licensee for the applicable period, in which event Licensee shall immediately reimburse to UMBRO the costs of such audit.


                                   ARTICLE 11
                          Term, Termination and Renewal

11.1 Term. This Agreement shall commence on the Effective Date. Unless earlier terminated in accordance with the terms of this Agreement, this Agreement shall thereafter remain in effect for the Term. The Agreement may be renewed under the same terms and conditions (except as set forth below) at Licensee's option exercised in writing on or before August 15, 2003 for an additional period of five years through December 31, 2008 provided that:

             (a) Licensee has achieved $15,000,000 in sales during any twelve month period commencing January 1, 2002 and ending June 30, 2003; and

             (b) UMBRO has not in good faith delivered written notice pursuant to Section 11.2 of a material breach of this Agreement by Licensee and the breach alleged in such notice remains uncured fifteen (15) days after Licensee exercises its renewal rights.

             If this Agreement is renewed, the Minimum Sales (and corresponding minimum royalties) during the renewal Term shall be, at UMBRO's option, either (a) $15 million in year 2004 increasing 10% per year during the renewal term or (b) 75% of calendar year 2003 Annual Net Sales for each year of the renewal Term.

11.2 Termination by UMBRO upon Default, etc. UMBRO may terminate this Agreement forthwith upon notice to Licensee if:

(a) Licensee assigns this Agreement or any rights hereunder, without the prior written consent of UMBRO; UMBRO agrees to a commercially reasonable standard in deciding whether to allow an assignment to a wholly-owned Affiliate of Licensee.

(b) a Competitor acquires more than 30% of the issued and outstanding shares of Licensee;

(c) Licensee fails to pay in full any sum due UMBRO (whether under this Agreement or any other contract between the parties) when due, and such delinquency continues for seven (7) days or longer after UMBRO notifies Licensee of such failure in writing;

(d) Licensee commits a material breach of its material obligations under this Agreement or any other contract between the parties, and such breach is not fully cured within thirty (30) days after UMBRO notifies Licensee of such breach in writing; provided, however, if such breach is of a nature that it is unable to be cured within such thirty (30) day period despite the good faith efforts of Licensee, then UMBRO may not terminate this Agreement so long as Licensee is diligently procuring such cure and, in fact, effects such cure. Nothing in this section, however, is intended to limit UMBRO's rights under Section 13.16;

(e) Licensee becomes insolvent, or has any distress or execution levied upon its goods or effects, or initiates or is the subject of winding up or bankruptcy proceedings, or a receiver is appointed over its assets, or suffers any similar action in consequence of debt;

(f)                   Licensee ceases to do business for any period of thirty
                      (30) consecutive days (other than for annual holidays) or otherwise, for any reason, is substantially prevented from performing or is unable to perform its material obligations under this Agreement; or

(g) Licensee knowingly and intentionally violates any of the material sourcing requirements contained in Section 3.3 hereof or any of the provisions contained in Articles 7.1,
                      7.3 or 7.5 hereof. Any such violation shall constitute a material breach of this Agreement and Licensee shall not have the opportunity or right to cure. In this Section 11.2(g), "material" shall mean a violation that, in UMBRO's reasonable good faith judgment, undermines the purpose of the Authorized Manufacturer designation by preventing UMBRO, among other things, from controlling the source of manufacturing, the quality of manufacturing, the goodwill of the Trademarks or UMBRO's reputation in the global marketplace; or

(h) An audit conducted pursuant to section 10.5 reveals a deficiency in royalties in excess of 5% or more than the royalties paid by Licensee for the audited quarter and such underpayment is a knowing and intentional act of Licensee. Any such violation shall constitute a material breach of this Agreement and Licensee shall not have the opportunity or right to cure; or

(i) Licensee ceases to offer for sale or distribute Products for any period of thirty (30) consecutive days.

11.3 Termination by Licensee upon Default, etc. Licensee may terminate this Agreement forthwith upon notice to UMBRO if:

(a) the Trademarks, or any of them that are substantial in importance, are abandoned or cease to be eligible for protection in the Territory, despite reasonable effort and cooperation of the parties;

(b) UMBRO commits a material breach of any its material obligations under this Agreement, including its obligations under Section 5.5, and such breach is not fully cured within thirty (30) days after Licensee notifies UMBRO of such breach in writing;

(c) UMBRO ceases to do business for any period of thirty (30) consecutive days (other than for annual holidays) or otherwise, for any reason, is substantially prevented from performing or is unable to perform its obligations under this Agreement; or

                      any Primary Branded Licensee other than Signal Apparel Company, Inc. fails to pay the amounts set forth in
                      Section 5.4 when due if such delinquency continues for fourteen (14) days or longer after Licensee notifies UMBRO in writing of same.

11.4 Failure to Meet Minimum Sales. If in any two consecutive Annual Periods commencing January 1, 2000, Licensee fails to produce the required Minimum Sales, UMBRO shall have the right to terminate this Agreement with thirty (30) days prior written notice.

11.5 Cumulative Rights and Remedies. Any right of UMBRO to terminate this Agreement or obtain other relief as provided in this Article 11 is in addition to and without prejudice to any right or remedy UMBRO may otherwise have under this Agreement or at law in respect of any breach of this Agreement.


                                   ARTICLE 12
                           Consequences of Termination

                  In connection with any termination of this Agreement regardless of the reason, including expiration of the Term, the parties agree as follows:

12.1         Appointment of Successor. UMBRO may, during the period of twelve
             (12) months preceding the prescribed date of termination of this Agreement, negotiate with and appoint Licensee's successor(s) or replacement(s) (if any) for the Territory (or any portion thereof) and authorize such successor(s) or replacement(s), no earlier than five (5) months preceding the prescribed date of termination of this Agreement , to make themselves known as authorized licensees or distributors of UMBRO able to do business with some or all of the Products in some or all of the Territory and otherwise to take all actions as a licensee or distributor; provided, however, no orders shall be solicited or accepted before three (3) months preceding the prescribed date of termination of this Agreement and any orders taken during the three months preceding the prescribed date of termination of this Agreement shall be for delivery after the end of the Term.


12.2         Option to Purchase Inventory Upon Termination.

             (a) Upon termination of this Agreement, Licensee shall immediately deliver to UMBRO a written statement listing Licensee's remaining inventory of Products, including raw materials, work-in-progress and finished goods, as well as advertising, packaging and other promotional material. Such statement shall also indicate Licensee's actual cost for each item (determined consistent with Licensee's current valuation of such inventory based upon U.S. GAAP). In the event of the termination of this Agreement, UMBRO shall have the right to purchase, at its sole option but subject to the rights of any lenders of Licensee holding valid liens on Licensee's inventory, some or all (as chosen by UMBRO) of such items (excluding those items that Licensee is contractually obligated to supply to existing customers in the ordinary course of business, as shown in contractual documentation provided to UMBRO) for an amount equal to:

                      (i) Licensee's actual cost for those items that are then being sold or offered for sale to the trade at original list wholesale price, except that the price shall be 75% of actual cost of those items that are slow moving or obsolete ("slow moving or obsolete" for that purpose meaning goods not listed in the most current market catalog for the Territory, or not purchased or manufactured within the preceding twelve (12) months, or exceeding three (3) months' worth of requirements Licensee normally would have for the sale of such items) or are being sold or offered for sale to the trade at a discount from original list wholesale price of more than 25%;

                      (ii) for an amount equal to the actual salvage value for those items that are defective, unsaleable, discounted for sale by a factor of greater than 50%, or unusable; and

                      (iii) an amount for advertising, packaging and other promotional material shall be the reasonable original cost for any new material that can be readily used for the same or similar purposes within the ensuing six (6) month period by UMBRO and/or a replacement licensee.

             (b) For the purpose of facilitating the operation of this provision, Licensee shall permit representatives of UMBRO on fourteen (14) days prior written notice and during normal business hours to inspect such inventory. If UMBRO exercises its right to purchase some or all of the foregoing assets, Licensee agrees that UMBRO may act to take immediate ownership and possession of them, which shall be provided unencumbered by other claims or interests, and UMBRO shall pay Licensee the applicable purchase price for such assets within ten (10) days after UMBRO has taken ownership and possession of such assets and obtained such conveyance instruments and acknowledgments as UMBRO may reasonably request in order more properly to evidence UMBRO's ownership thereof.

12.3 Sell-Off of Products. If and to the extent that UMBRO, within thirty (30) days after termination or expiration, does not exercise the right to purchase Licensee's remaining inventory of Products upon termination of this Agreement as provided in Section 12.2 hereof, for a period of six (6) months following the termination or expiration of this Agreement (or such longer period as the parties may agree in writing), Licensee shall have a non-exclusive right to sell any Products remaining in stock at the date of termination of this Agreement; provided, however, that Licensee may only do so in compliance with the provisions applicable to the marketing and sale of Products under this Agreement; and provided, further, that Licensee shall have the right to sell such Products only if Licensee has paid all royalties due under this Agreement and continues to pay royalties on Products then being sold. Except for the sale of Products remaining in stock, Licensee shall not be entitled following termination of this Agreement to exercise any rights granted by this Agreement.

12.4 Removal of Trademarks. Upon termination or expiration of this Agreement and upon end of sell-off period if applicable, Licensee shall, at its own expense, immediately remove all Trademarks from any signs, letterheads, unused packaging materials or other advertising materials used or created by Licensee. If Licensee fails to do so, UMBRO may take action as it reasonably requires to do so, at Licensee's expense.

12.5 Return of Materials. Upon termination or expiration of this Agreement or the conclusion of any allowed sell-off period under section 12.3, Licensee shall, at UMBRO's request, promptly deliver to UMBRO all materials and media of any nature whatsoever in Licensee's possession or control relating to the Products, the Trademarks or UMBRO, or relating to the activities of Licensee involving the Products, the Trademarks or UMBRO, other than business records and correspondence between Licensee and UMBRO which do not relate to technical matters. Such obligation will apply to advertising, packaging and other promotional material owned by Licensee only as provided in Section 12.2, but, regardless of whether such material is provided to UMBRO, Licensee will have no right to use such material for any purpose so long as it includes or references the Trademarks, the Products or UMBRO.

12.6 Assignment of Consents, etc. Upon the later of the termination or expiration of this Agreement or end of the sell-off period, if applicable, and to the extent permitted by applicable law, Licensee shall, upon UMBRO's written request, use commercially reasonable efforts to assign to UMBRO or UMBRO's designee, free of charge, such permissions, consents, licenses, the Licensee Sponsorship Agreements, sublicense agreements (to the extent assignable by the terms thereof or with the applicable sublicensee's consent), distribution agreements (to the extent assignable by the terms thereof or with the applicable distributor's consent), and purchase orders issued by Licensee (if any) as UMBRO may request relating to the marketing, distribution or sale of the Products, and Licensee shall execute all documents and do all things necessary to ensure that UMBRO or its designee shall enjoy the benefit of the same. UMBRO shall not be obligated to accept assignment of any of the above, but shall exercise its discretion in requesting assignment of those items it selects for assignment. Licensee in no event shall be required to cure any defaults under any such agreement.

12.7 Payments. All outstanding unpaid invoices relating to Products or other merchandise or materials sold by UMBRO to Licensee shall continue to be paid when and as due by Licensee. UMBRO may, at its option, require reasonable assurance of payment for such invoices and for payment on any orders received from Licensee for Products or other merchandise or materials which have not yet been shipped.

12.8 No Further Obligations. Provided that UMBRO in its actions otherwise complies with the terms of this Agreement, Licensee shall have no claim against UMBRO for compensation for loss of goodwill, investment of capital or labor, or any similar loss and all liabilities of UMBRO to the Licensee are excluded to the fullest extent permitted by law other than its payment obligations under
             Section 1.4(e)(iii).

12.9 Survival. Sections 6.3, 6.4, 6.5, and 7.6 and Articles 10, 12 and 13 shall survive and continue in full force and effect in accordance with their terms, notwithstanding the termination of this Agreement.

                                   ARTICLE 13
                                  Miscellaneous

13.1 Affiliates. In undertaking and performing its obligations under this Agreement, UMBRO shall be entitled to act through or on behalf of its Affiliates, and shall be entitled to sublicense or assign its rights and obligations under this Agreement to its Affiliates, in whole or in part, provided that UMBRO shall remain responsible to Licensee for the full performance of any such obligations as required by this Agreement but only to the extent the assignee fails to perform.

13.2 Governing Law. It is the intent of the parties that the express terms of this Agreement be given their maximum literal effect. To the fullest extent not in conflict with the terms of this Agreement, the rights and obligations of the parties with respect to the subject of this Agreement, and the validity, construction and performance of this Agreement, shall be determined exclusively in accordance with, and governed exclusively by the laws of the State of South Carolina, USA applicable to contracts executed and fully performed within that State.

13.3         Arbitration.

             (a) In the event of any dispute controversy or claim arising out of relating to or in connection with this Agreement, including the breach, termination or validity thereof, such dispute controversy or claim shall upon demand of either party, be submitted to final and binding arbitration to be conducted in accordance with the Rules of Arbitration of the American Arbitration Association, as then in effect, as modified herein or by mutual agreement of the parties (the "Rules").

             (b) Arbitration hereunder shall be the sole and exclusive forum for the resolution of such disputes, controversies or claims, but each party retains the right to seek judicial assistance
                  (i) to compel arbitration, (ii) to obtain interim measures of protection pending arbitration, and (iii) to enforce any decision of the arbitrators, including the final award.

             (c) At such time as arbitration is demanded, the parties shall endeavor to select a single arbitrator to conduct the arbitration, but if the parties cannot agree on the identity of a single arbitrator within thirty (30) days of receipt of the arbitration demand, each of UMBRO and Licensee each shall appoint one (1) arbitrator and the party-appointed arbitrators shall appoint within thirty (30) days of their appointment a third arbitrator. If UMBRO or Licensee fails to nominate an arbitrator, or the two party-nominated arbitrators are unable to select a third arbitrator within such thirty (30) days, the arbitrator or arbitrators in question shall be appointed by AAA in accordance with the Rules.

             (d) It is the intention of the parties that the arbitrator or arbitrators shall forthwith determine the merits of the claim, controversy or dispute, and shall deliver its or their decision within ninety (90) days of the date of receipt of the arbitration demand specifying such remedy (including money damages) as shall fully implement the intent and purposes of this Agreement.

             (e) In addition to the authority conferred on the arbitrator or arbitrators by the Rules, the arbitrator or arbitrators shall have the authority to order such discovery and production of documents, including the deposition of party witnesses, as it may deem just and equitable.

             (f) The exclusive seat of the arbitration shall be Atlanta, and it shall be conducted in the English language.

             (g) Either party may submit testimony or documentary evidence in its native language and shall, on the request of the other party, furnish a translation or interpretation in English of any such testimony or documentary evidence.

             (h) The arbitral award shall be in writing and shall be final and binding on the parties and may include an award of costs, including reasonable attorneys' fees and disbursements.

             (i) Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

13.4 Entire Agreement. The provisions of this Agreement constitute the entire agreement between the parties and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof. Each party acknowledges that, in entering into this Agreement it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly referred to in this Agreement, and all conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

13.5 Notices. All notices or other communications required or permitted to be given hereunder shall be given in writing (including in the form of a telex or a facsimile). All notices or other communications to a party shall be marked for the attention of the person, and directed to the address or telex or facsimile number, specified under the name of that party in Appendix D hereto. Each notice or other communication shall be either delivered by hand during normal business hours or sent by telex, registered or nearest equivalent post

             (where possible by air mail), or facsimile. A notice or other communication shall be effective for purposes of this Agreement, and shall be deemed to have been received by the party to whom it is sent:

             (a) If delivered by hand, upon receipt by the person to whose attention it is properly addressed, or upon receipt by another person then upon the premises at the relevant address who reasonably appears to be authorized to receive post or other messages on behalf of the relevant party;

             (b)      If sent by registered or nearest equivalent post, seven
                      (7) days after the date upon the registration receipt provided by the relevant postal authority;

             (c) If sent by facsimile, on the commencement of business of the next usual business day following the time of transmission.

             Each party shall notify the other party in writing of any change in address, individual contact, telex, or facsimile number which differs from the information specified in Appendix D.

13.6 Independent Parties. Licensee and any sublicensee are and will be considered independent contractors with the entire control and direction of their business and operations, subject only to the conditions and obligations established by this Agreement. No agency, employment or partnership relationship is created by this Agreement. Licensee's and sublicensees' businesses are separate and apart from any that may be owned or conducted by UMBRO. No party to this Agreement shall make any representation intending to create an apparent agency, employment or partnership with respect to the other, nor shall any party have authority to act for any other party in any manner to create obligations or debts binding on any other party or be responsible for any obligations or expenses whatsoever of any other party.

13.7 No Waiver, etc. A waiver of enforcement by either party of any provision of this Agreement shall not be construed as a waiver of any other provision herein. The terms of this Agreement are severable. If any term is declared invalid, it shall not affect the remaining terms which shall continue to be binding and subsisting.

13.8         No Delegation Without UMBRO's Consent.

             (a) Licensee shall not delegate its duty or performance or assign its rights or obligations under this Agreement without first obtaining the written consent of UMBRO, and any attempted delegation or assignment without such written consent shall be a material breach of this Agreement.

             All investment decisions of Licensee are its own voluntary and independent investment decisions made without any expectancy of recompense by UMBRO.

             This Agreement shall bind and inure to the benefit of Licensee and
                  UMBRO and their respective successors and assigns.

13.9         Confidentiality.

             (a) UMBRO will provide Licensee with information relating to the business operations, processes, plans, inventions, know-how, designs, trade secrets, customers, market information and data relating to its historic United States business in Products. Each party acknowledges and agrees that all information given to it by the other party including, without limitation, any information relating to the other party's business, operations, processes, plans, inventions, know-how, designs, trade secrets, customers, market information and data pursuant to or in connection with this Agreement ("Confidential Information") is confidential and proprietary to the other party.

             (b) Each party agrees not to use any of the Confidential Information during the term of this Agreement and for a period of three (3) consecutive years thereafter for any purpose other than as permitted or required for performance by the parties hereunder.

             (c) Each party further agrees not to disclose or provide any of such Confidential Information to any third party and to take all necessary measures to prevent any such disclosure by its employees, agents, contractors or consultants during the term hereof and for a period of three (3) consecutive years thereafter.

             (d) Nothing herein shall prevent either party from using, disclosing or authorizing disclosure of any Confidential Information which is, or hereafter becomes, part of the public domain through no fault of the party or from disclosing information which it is required to disclose in order to comply with any applicable law (including without limitations, securities regulations) or governmental requirement. Confidential Information provided by UMBRO to other licensees, distributors, Authorized Manufacturers, Affiliates of either party or Connected Persons shall not be deemed to be in the public domain for purposes of this Section 13.9 solely as a result of such limited disclosure.

13.10 Indemnification by Licensee. Licensee shall at all times be solely responsible for, and shall defend, indemnify and hold harmless UMBRO and UMBRO's Affiliates (together with their respective officers, directors, agents, and employees) from and against, any and all liabilities, losses, claims, demands, causes of action, damages, costs and expenses (including reasonable attorney's fees) of any nature whatsoever they may incur or suffer arising out of or in connection with (1) the advertising or promotion of any Products (excluding products purchased from UMBRO) by Licensee, (2) Licensee's dealings with any sublicensees and distributors, and (3) the sale or use of Products manufactured by Licensee or Authorized Manufacturers (excluding products manufactured by UMBRO or its Affiliates) selected by Licensee in each case notwithstanding any approval which may have been given by UMBRO, exclusive, however, of the matters addressed in Section
             13.11 hereof.

13.11        Indemnification by UMBRO.

                   In the event that Licensee, as a result of its use of the Trademarks in compliance with this Agreement, is alleged by any other person to have infringed or violated the trademark rights of such person in the Territory, UMBRO agrees to defend, indemnify and hold harmless Licensee and its Affiliates, their respective officers, directors, agents and employees from and against any and all liabilities, losses, claims, demands, causes of action, damages, costs and expenses (including reasonable attorney's fees) of any nature whatsoever arising out of such allegation; provided that (a) Licensee shall promptly give notice of such matter to UMBRO and (b) Licensee shall give UMBRO immediate and complete control of, and all reasonable assistance in connection with, the defense and disposition of such matter, including any negotiations for its settlement or compromise. Licensee's right to obtain indemnification with respect to Trademarks owned by other organizations (such as football leagues, teams or clubs) and used by UMBRO and/or Licensee under license from such organizations shall be limited to the indemnification provided by those organizations. The foregoing states the entire liability of UMBRO to Licensee in respect of any infringement of the intellectual property rights (of whatever nature) of any person.

                   UMBRO shall at all times be solely responsible for, and shall defend, indemnify and hold harmless Licensee and its Affiliates (together with their respective officers, directors, agents, and employees) from and against, any and all liabilities, losses, claims, demands, causes of action, damages, costs and expenses (including reasonable attorney's fees) of any nature whatsoever they may incur or suffer arising out of or in connection with manufacturing or design defects occurring in Products manufactured or designed by UMBRO or its Affiliates or on their behalf.

             (iii) UMBRO's indemnification responsibility under this Section
                   13.11 shall apply only to such amounts not covered by insurance under the policies required pursuant to Section
                   13.12 or otherwise.

13.12 Insurance by Licensee. Licensee agrees that, throughout the Term of this Agreement and for two (2) years afterwards, it will maintain insurance with a reputable insurance company reasonably acceptable to UMBRO against claims based upon product liability for Products in the amount of not less than one million US dollars ($1,000,000), combined single limit. Licensee shall cause its insurance policy to be endorsed and in force from the Effective Date of this Agreement, and to name UMBRO and UMBRO's Affiliates (and their respective officers, directors, employees, and agents) as additional insureds under such policies of insurance. Such endorsement shall stipulate that the required coverage will not be reduced or canceled without sixty (60) days' prior written notice having been provided to UMBRO. Evidence of such coverage shall be supplied to UMBRO within 30 days of the Effective Date.

13.13 Limitations. Except as provided in Sections 13.10, 13.11, or 13.12, neither party shall be responsible for special, incidental, consequential, indirect, punitive or similar damages based on any claim or proceeding of the other party relating to the subject matter of this Agreement, regardless of the form of action. This provision shall not apply, however, to any manufacture or distribution of Products by Licensee in a manner which is not authorized by this Agreement.

13.14 Headings for Convenience Only. The headings used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

13.15 Authorization; Validity. Each party hereto represents and warrants that this Agreement is legal and binding and enforceable against such party in accordance with its terms. Each individual signing this Agreement on behalf of a party hereto represents and warrants that he has been fully empowered to sign this Agreement and that all necessary action to authorize his signature of this Agreement has been taken.

13.16        Force Majeure.

             (a) Upon giving notice to the other party, a party affected by an event of Force Majeure shall be relieved without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

             (b) The party invoking Force Majeure shall provide to the other party confirmation of the existence of the circumstances constituting Force Majeure in such detail as shall reasonably be requested by the other party. Such evidence, if satisfactory to the other party, may consist of a statement or certificate of an appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute Force Majeure.

             (c) During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

13.17        Currency, Tax, Interest, No Set-Off.

             (a) Any payments to be made by Licensee to UMBRO under this Agreement shall be paid to UMBRO in United States dollars at such depository as UMBRO may specify

             (b) All payments due to UMBRO shall be remitted in full without charges or deductions of any kind except withholding taxes levied in accordance with the tax laws prevailing in the Territory and then only if there is a treaty or convention in effect at the date of payment between the government(s) of the Territory, the United Kingdom or the United States as the case may be, and allowing UMBRO to offset such withholding tax against tax UMBRO would otherwise pay in another jurisdiction as tax on the royalties received and provided that Licensee shall promptly (and in any event no more than thirty working days after payment) furnish UMBRO all necessary receipts and documentation to enable it to file for available tax credits in applicable jurisdictions.

             (c) If Licensee fails to pay any payment due to UMBRO under this Agreement within the time stipulated in this Agreement then (in addition to and without prejudice to any other remedy available to UMBRO) Licensee shall also pay interest on the amount outstanding at an annual rate of 3% (three percent) above the base rate of Chase Manhattan Bank prevailing from time to time, until full payment of such amount is received by UMBRO.

             (d) In no event may Licensee suspend payment of its obligations due to UMBRO, or set-off such payment against obligations due to Licensee except to recover unpaid reimbursement of advances described in Sections 1.4(d)(i) and 1.4(e)(iii).

13.18        Electronic Commerce and Catalogs.

             (a) The use of Internet or other electronic networks (which would include internet, television or similar technology) for the transaction of commerce is a global reality. UMBRO reserves the right to conduct commerce electronically through a network site designed for that purpose. Such commerce has the potential of global reach to various distribution channels and consumers. It will be UMBRO's sole decision and right to establish such a site and conduct electronic commerce in any portion of the global marketplace. So long as UMBRO maintains such a site, at Licensee's request, UMBRO shall link its site in a commercially acceptable manner to the Internet web side described in Section 13.18(b).

             (b) Subject to the terms and conditions of this Agreement, Licensee may sell all Products through an Internet web site so long as (i) the Products are shipped to end customers located within the Territory, (ii) the Products are accessed from a domain name mutually agreed upon by UMBRO and Licensee, (iii) Licensee maintains a viable, in the field, sales force in the Territory which physically calls on historical customer accounts for Teamwear Products and (iv) Licensee keeps full and accurate records of all customer orders made via the Internet and all Products shipped to fill Internet orders. UMBRO agrees not to make Internet sales to customers located in the Territory, or knowingly to customers outside the Territory that UMBRO knows or reasonably should know intends to sell in the Territory.

             (c) The Internet domain name used by Licensee to sell Products shall contain the word "Umbro" and shall be owned by and registered under UMBRO's name. Upon receipt of a notice of termination of this Agreement, Licensee shall cease selling Products through the Internet web site within 24 hours of receipt of such notice. Licensee may link such site to other Internet web sites of Licensee and its Affiliates.

             (d) UMBRO cannot fully control the use of electronic commerce or catalogues by its customers, nor can it control the use of electronic commerce or catalogues by other Licensees' customers. UMBRO is not responsible for Licensee's sales that are impacted by electronic commerce or catalogs.

13.19 Intranet. UMBRO is developing an internal network that allows UMBRO Affiliates, licensees and other persons selected by UMBRO to communicate through computers and may establish other communications systems in the future (the "UMBRO Intranet"). UMBRO and Licensee acknowledge and agree that the use of the UMBRO Intranet by UMBRO, its licensees and other selected persons will facilitate the sharing of ideas and will increase the speed and efficiency of communication among the participants. When established UMBRO shall offer Licensee the opportunity to participate actively in the UMBRO Intranet. Licensee may, in its discretion, choose to participate in the UMBRO Intranet. If it participates, Licensee shall acquire the compatible technology necessary to utilize the UMBRO Intranet.

13.20 Interpretations. Each party acknowledges that both parties are sophisticated in business matters and are represented by legal counsel, and that this Agreement has been extensively negotiated. Consequently, no rules of construction shall apply that would favor one party or the other, regardless of which party has principal responsibility for drafting or the choice of language. Course of dealing and trade practice shall not apply to limit or modify terms which are otherwise clear in this Agreement.

13.21 Governmental Reports. Licensee shall timely file all necessary governmental reports with the competent governmental authorities in the Territory arising out of the entering into of this Agreement.

13.22 Severability. In the event that any of the terms of the Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

13.23 Lender's Liens on Inventory. Notwithstanding anything to the contrary contained herein, UMBRO acknowledges that the lenders of Licensee or its direct or indirect parent may require a lien be placed on Licensee's inventory of Products, and during the Term and sell-off period UMBRO agrees to allow such liens with such terms as are reasonable or are substantially in the form presented to UMBRO prior to the Effective Date.

             IN WITNESS WHEREOF, this Agreement has been executed and delivered by authorized representatives of the parties, as of the date first above written.

UMBRO INTERNATIONAL, INC.

    /s/
--------------------------------------
By:
    ----------------------------------
Title:
      --------------------------------

LICENSEE

    /s/
--------------------------------------
By:
   -----------------------------------
Title:
      --------------------------------

                                    GLOSSARY

Capitalized terms used in this Agreement and not elsewhere defined shall have the following meaning:

         "A&P Budget" shall have the meaning set forth in Section 5.1.

         "Activities and Events" means activities and events related to the enjoyment, practice and play of soccer, including without limitation, clinics, camps, competitions, training programs, education programs, travel tours and other programs and events as reasonably approved by UMBRO in accordance with
Section 2.1(e).

         "Advance Approval" or "Advance Approved" means physical submission by Licensee to UMBRO of the goods or materials for which approval is sought. In each case where Advance Approval is required, approval shall be considered given by UMBRO if UMBRO does not notify Licensee in writing of its disapproval within seven (7) days after UMBRO's receipt of Licensee's submission. Approval, once obtained, shall be effective until the termination of this Agreement.

         "Affiliate" means any person, corporation, partnership or other entity that is in or under the direct or indirect control of, or controlling, controlled by or under common control with, a referenced person or entity. For such purpose "control" shall exist whenever there is an ownership, profits, voting or similar interest (including any right or option to obtain such an interest) representing at least 30% of the total interests of the pertinent entity then outstanding (treating as outstanding any interests obtainable pursuant to the exercise of the aforementioned rights or options); and "control" shall be deemed to exist whenever by agreement or practice the referenced person or entity has substantial influence or participation in the business affairs of the pertinent person, corporation, partnership or other entity.

         "Annual Net Sales" means the aggregate Net Sales of all Products sold, transferred, or otherwise disposed of by Licensee during the Annual Period in question.

         "Annual Period" means each period of twelve (12) months, commencing on January 1 and ending on December 31. The first Annual Period shall begin on January 1, 1999 and end on December 31, 1999. The last Annual Period shall begin on January 1, 2003 and ending on December 31, 2003, subject to the renewal of this Agreement.

         "Authorization Statement" means a statement on a label or in packaging accompanying each Product manufactured by Licensee or any Authorized Manufacturers that the Product is produced under license and the Trademarks are the property of UMBRO. UMBRO may specify the wording and placement of the Authorization Statement.

         "Authorized Manufacturer" means a person or entity that UMBRO has authorized in writing to manufacture all or certain of the Products for sale to Licensee for distribution pursuant to this Agreement. Any such person or entity shall cease to be an Authorized Manufacturer immediately at such time as UMBRO notifies Licensee to such effect. UMBRO may require the applicable person or entity to enter into and comply with a Manufacturing Authorization Agreement in the form requested by UMBRO as a condition to qualifying as an Authorized Manufacturer. Licensee and its Affiliates shall not be de-authorized by UMBRO unless the Products as manufactured by Licensee or its Affiliates fail to meet the Standards. UMBRO reserves the right to authorize and de-authorize other third-party Authorized Manufacturers in UMBRO's reasonable good faith judgment .

         "Branded Channel of Distribution" means sporting goods stores designated by UMBRO, specialty stores (excluding soccer specialty stores), department stores, UMBRO owned retail stores, and all other non-team accounts carrying major athletic brands such as Nike, Adidas, Champion and Reebok including but not limited to those accounts designated by UMBRO in the Branded License Agreement as well as accounts previously designated as accounts for the Branded Channel of Distribution by UMBRO as well as all other accounts having the same attributes as any of the foregoing.

         "Branded License" means that license agreement executed by and between UMBRO or its Affiliates and the Primary Branded Licensee for Products in the Branded Channel of Distribution in the Territory and any amendment, renewal or replacement thereof.

         "Club Badge" means the officially adopted badge of teams or leagues from which UMBRO has licensed the right to use the badge, name, other logos and marks.

         "Collectibles" includes without limitation, the following soccer-related products (but excluding any such products which are apparel or footwear) toys, games, back-to-school products, premium and fund-raising products, lamps, desk accessories, souvenirs and similar products as reasonably approved by UMBRO and such other products as determined pursuant to Section 2.1(e) hereof.

         "Competitor" means any of the eight largest marketers of branded sporting goods apparel, footwear and accessories in the Territory that manufactures, markets and/or distributes soccer apparel, footwear and accessories similar to the Products in the same channels of distribution including, but not limited to, the brands Nike, adidas, and Reebok.

         "Connected Person" means any person who in the reasonable opinion of UMBRO (with whom Licensee must confer in any case of doubt) is so closely allied to Licensee, Licensee's owners, or Licensee's personnel as to prevent arms-length bargaining.

         "Consumer Price Index" means the price index issued by the U.S. Department of Labor in

January of each Annual Period.

         "Core Category Products" means the goods listed in Appendix A.

         "Excepted Products" consist of: (i) replica and authentic apparel of professional teams for sports other than soccer and football, (ii) footwear as used on the field of play other than for the sport of soccer, (iii) equipment for team sports other than soccer, football and baseball/softball that is co-licensed with a sports celebrity and/or sports team and (iv) equipment and footwear for non-team sports such as golf, tennis, skiing, etc.

         "Excepted Products Licensee" means any person or entity to whom a license is granted by UMBRO or its Affiliates granting such person or entity the right to use the Trademarks for the manufacture, sale and/or marketing of Excepted Products in the Territory in any channel of distribution.

         "Force Majeure" means any event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable by an ordinary person as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following, by way of example, shall constitute events or conditions of Force Majeure: acts of State, governmental or political action, riots, disturbance, casualty, war, embargo, quota, boycott, strikes, lockouts, slowdowns, transportation, supply or production delay, breakdown, prolonged shortage or inability to secure materials, energy supplies, supplies, power or shipping space, accident, act of God, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion, or other causes or circumstances beyond either party's reasonable control affecting transportation or production of the Products.

         "Initial Term" means the period from the Effective Date of this Agreement through December 31, 2003.

         "International Licensed Product" means a Core Category Product which incorporates a Club Badge.

         "Joint Marketing Budget" means $600,000, as adjusted commencing January 1, 2000 and each anniversary thereof, by the Consumer Price Index for the immediately preceding calendar year on a cumulative basis.

         "License" means the rights, obligations and license granted to Licensee under this Agreement.

         "Licensee Sponsorship Agreements" as defined in Section 1.4(a) hereof.

         "Manufacturer's Authorization Agreement" means an agreement in the form set out in Appendix K.

         "Marketing Policy" means the set of principles described in a certain Brand and Product Marketing Manual, which has been provided to Licensee prior to or contemporaneously with the execution of this Agreement. UMBRO reserves the right to make reasonable modifications to the Marketing Policy at any time, provided any such addition or modification will be consistent with UMBRO's global marketing policy and no change to the Marketing Policy will be primarily applicable only in the Territory so that it adversely impacts the rights and obligations of Licensee under this Agreement as of the date of the change in the Marketing Policy.

         "Minimum Royalty" is defined in Appendix J hereof.

         "Minimum Sales" means the amount of Net Sales of the Products in an Annual Period which, pursuant to Section 10.1 hereof, generates sufficient royalties to meet the Minimum Royalty requirement for the same Annual Period, as set forth in Appendix J hereof.

         "MLS" means Major League Soccer, LLC.

         "Monthly Report" means a completed report in the format as set out in Appendix C, Part 1.

         "Net Sales" means the gross invoice price of the Products sold, shipped or otherwise disposed of by Licensee at wholesale price less only deductions for:

         (a) where shown on the invoice, reasonable shipping cost and all taxes which are paid to any governmental authority in respect of the supply of the Products;

         (b) credits and allowances actually given for returned or defective Products;

         where shown on the invoice, allowances (other than "Coop" advertising), quantity discounts and trade and cash discounts actually granted, or chargebacks; and

         where included in the sales price of Products purchased by Licensee directly from UMBRO or its Affiliates, built in royalties on such Products.

If the Products are sold, transferred or otherwise disposed of by Licensee to an Affiliate or Connected Person of Licensee on terms that call for the payment of less than the ordinary sales price for comparable types and quantities of Products when sold by Licensee at arm's length, then the invoice price for purposes of determining Net Sales shall be the greater of the actual invoice price or the ordinary sales price for comparable types and quantities of Products.

         "Non-Core Category Products" means Collectibles and Activities and Events, as reasonably approved by UMBRO as provided in Section 2.1(e).

         "Other Goods" means all goods and services not included in the definition of Core Category Products, Non-Core Category Products or Excepted Products such as home furnishings and restaurant services.

         "Primary Branded Licensee" means Signal Apparel Company, Inc., its successors and assigns, or any other party to the Branded License.

         "Products" means Core Category Products, Non-Core Category Products and Other Goods bearing one or more of the Trademarks. UMBRO reserves the right to add to or modify the Products, provided any such addition to or modification of the Products will be consistent with UMBRO's global product line generally in effect in all territories where Products are marketed and no change to the Products will be primarily applicable only in the Territory so that it adversely impacts the rights and obligations of Licensee under this Agreement as of the date of the change in the Products.

         "Quarter" means each 3 calendar monthly period ending March 31, June 30, September 30 and December 31 in each Annual Period.

         "Quarterly Report" means a completed report in the format as set out in Appendix C, Part 2.

         "Sponsorship Agreements" means agreements to use the name, likeness, trademark, and/or logos of an organization or individual related to the sport of football for consideration in the manufacture, promotion, and/or sale of football merchandise.

         "Standards" means the standards and specifications for brand image, quality, consistency and reliability established by UMBRO from time to time for Brand Positioning, Sports Marketing, Products, Trademarks and Communications, including those contained in the standards manuals set forth in Appendix F. Brand Advertising, Sports Sponsorships, Products and Communications must meet applicable Standards. The Standards require the quality of all Products and Services to be as good as or better than competitive products and services that are provided in comparable fashion in the market. All elements of each Product and Service must reflect those high standards, including design, labeling, packaging, as well as other forms of marketing communication. UMBRO reserves the right to add to, modify or delete such standards and specifications in the ordinary course of its business in the reasonable exercise of its reasonable judgment, provided any such addition to, modification or deletion of such standard or specification will be consistent with UMBRO's global Standards generally in effect in all territories where Products are marketed and no change to the Standards will be primarily applicable only in the Territory so that it adversely impacts the rights and obligations of Licensee under this Agreement as of the date of the change in the Standards.

         "Strategic Planning System" means an UMBRO created format of Business Planning which analyzes the market place and UMBRO's position in relation to mainstream competitors, and sets initiatives with associated costs to develop the business in the short, medium and long term.

         "Trademarks" means the registered and unregistered trademarks, service marks, tradenames, domain names, logos and designs UMBRO notifies Licensee that Licensee is authorized to use and display on the Products and in related packaging and advertising, including the trademarks shown in Appendix E. UMBRO reserves the right to add to or modify the Trademarks in the ordinary course of its business and to delete any Trademark not used by Licensee for any consecutive twenty-four month period during the Term of this Agreement, provided any such addition to or modification or deletion of the Trademarks will be consistent with UMBRO's global trademark portfolio and no change to the Trademarks will be primarily applicable only in the Territory so that it adversely impacts the rights and obligations of Licensee under this Agreement as of the date of the change in the Trademarks.

         "Team Channel of Distribution" means all sporting goods stores which are approved by UMBRO in accordance with Section 2.1(d)(i) as well as soccer specialty shops, team dealers, sporting goods stores already listed on Appendix L and, on a direct basis, all schools, teams, leagues and other institutions devoted to servicing soccer teams, including without limitation, all accounts listed on Appendix L.

         "Term" means the Initial Term plus any renewal term.

         "Territory" means the United States, Puerto Rico and the U.S. Virgin Islands.

         "USISL" means U.S.I.S.L., Inc.

         "USISL Contract" has the meaning set forth in Section 1.4(d).

         "USISL Stock Purchase Agreement" means that asset and stock purchase agreement entered into by and between Licensee and UMBRO as of the Effective Date.